Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271529

CION ARES DIVERSIFIED CREDIT FUND

Supplement dated March 25, 2024

To

Prospectuses and Statement of Additional Information for Class A Shares,
Class C Shares, Class I Shares, Class L Shares, Class U Shares, Class U-2 Shares and
Class W Shares, each dated April 28, 2023, as supplemented to date

This supplement contains information that amends, supplements or modifies certain information contained in the accompanying Prospectuses and Statement of Additional Information of CION Ares Diversified Credit Fund (the “Fund”). This supplement is part of, and should be read in conjunction with, the Prospectuses and Statement of Additional Information. The Prospectuses and Statement of Additional Information have been filed with the U.S. Securities and Exchange Commission and are available free of charge at www.sec.gov or by calling (888) 729-4266. Capitalized terms used in this supplement have the same meanings as in the Prospectuses and Statement of Additional Information, as applicable, unless otherwise stated herein.

On March 22, 2024, the Fund entered into an agreement with certain institutional accredited investors to issue and sell, in an offering exempt from registration under the Securities Act of 1933, as amended, (i) 4,000,000 Series H Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (“Series H MRP Shares”); (ii) 2,000,000 Series I Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (“Series I MRP Shares”); and (iii) 2,000,000 Series J Mandatory Redeemable Preferred Shares, liquidation preference $25.00 per share (“Series J MRP Shares” and together with the Series H MRP Shares and the Series I MRP Shares, the “MRP Shares”), with total anticipated gross proceeds to the Fund of $200 million. The sale and purchase of the MRP Shares will occur at two closings currently expected to be held in June 2024 (with respect to the Series H and Series I MRP Shares) and July 2024 (with respect to the Series J MRP Shares), respectively, in each case subject to the satisfaction of customary closing conditions.

Please retain this Supplement with your Prospectus and Statement of Additional Information.